Exhibit 99.3

SECOND AMENDMENT TO EQUITY PURCHASE AGREEMENT

This SECOND AMENDMENT TO EQUITY PURCHASE AGREEMENT (this “Amendment”), dated as of June 11, 2014 (the “Amendment Date”), is entered into by and between Pazoo, Inc., a Nevada corporation with its principal executive office 760 Route 10, Suite 203, Whippany, NJ 07981 (the “Company”), and Premier Venture Partners, LLC, a California limited liability company (the “Investor”), with its principal executive officers at 4221 Wilshire Blvd., Suite 355, Los Angeles, CA 90010.

RECITALS

A.           The parties have previously entered into that $5,000,000 Equity Purchase Agreement (the “Agreement”) dated April 4, 2014;

B.           The Parties previously executed that First Amendment to Equity Purchase Agreement dated April 11, 2014 (the “First Amendment) which modified certain amounts relates to the Commitment Shares (as that term is defined in the Agreement).

C.           The Parties would like to further modify one of the terms of the Agreement to correct an error in the Agreement relating to one of the conditions to termination of the Agreement.

NOW THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, the covenants and agreements set forth hereafter, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investor hereby agree as follows:

1.           Section 8.1(b) of the Agreement is hereby amended and restated as follows:

“when the Investor has purchased an aggregate of Five Million Dollars ($5,000,000) in the Common Stock of the Company pursuant to this Agreement”

2.           Other than as specified above, all other terms of the Agreement and First Amendment remain unchanged and the parties agree that the Agreement, as amended by the First Amendment and this Amendment, continues in full force and effect and all of the parties’ obligations thereunder are in all respects ratified and confirmed hereby.

(Signature page immediately follows)

IN WITNESS WHEREOF, the parties have caused this Second Amendment to Equity Purchase Agreement to be duly executed by their respective authorized representatives as of the Amendment Date.

“COMPANY”:	“INVESTOR”:
Pazoo, Inc., a Nevada corporation By: ________________________ Name: ______________________ Title: _______________________	Premier Venture Partners, LLC, a California limited liability company By: _________________________ Name: _______________________ Title: ________________________